Exhibit 99.2

Rosetta Stone Acquires Online Language Company Livemocha

Purchase of Vast Online Community & Robust Technology Platform

Accelerates Rosetta Stone’s Shift to the Cloud

ARLINGTON, VA—April 2, 2013—Rosetta Stone announced today that it has acquired Seattle-based Livemocha, Inc., one of the world’s largest online language-learning communities, for $8.5 million in cash. Bringing with it a robust and extensible cloud-based learning platform and a community of over 16 million Livemocha members, the transaction accelerates Rosetta Stone’s transition to cloud-based learning solutions and reinforces its leadership position in the competitive language-learning industry.

“We are in the process of transforming Rosetta Stone to be the most dynamic and ubiquitous technology-based learning platform in the world,” said President and Chief Executive Officer Steve Swad. “Our acquisition of Livemocha will help accelerate that transformation. With Livemocha and its vibrant online community on our side, Rosetta Stone will reach more people and change more lives than ever before.”

With members hailing from 195 different countries, the Livemocha community boasts over 16 million people—including language experts, instructors and multi-linguists—all teaching, learning and interacting online. The company has pioneered the use of crowd-sourcing to drive content development and social engagement in the realm of language learning. The combined strength of the Livemocha community and Rosetta Stone’s innovative product development and marketing capabilities uniquely positions the company to meet the changing needs of learners around the world.

“Rosetta Stone is a marvelous partner for us,” said Livemocha CEO Michael Schutzler, who will assist in post-acquisition integration efforts as a senior advisor to Rosetta Stone CEO Swad. “From the beginning, Livemocha’s mission has been to create a world in which every human being is fluent in multiple languages. Rosetta Stone’s brand, resources and reach will enable us to continue that mission.”

Livemocha will remain in Seattle. Having recently established product development offices in Austin, TX, and San Francisco, CA, the new location expands Rosetta Stone’s U.S. footprint—an important factor in attracting talent to fuel the company’s development of new products. Indeed, Livemocha’s sophisticated and flexible technology platform is expected to be part of the foundation for the next wave of Rosetta Stone solutions.

“Livemocha will enable us to quickly migrate our legacy products to a future-proof technology stack with a modern, cloud-based architecture and contemporary means of distribution,” said Rosetta Stone Chief Product Officer West Stringfellow. “But even more exciting, it gives our customers more choice. Livemocha presents us with a low-cost or even free alternative product to offer learners around the world. It becomes a ‘ladder of learning and value’ for our customers.”

To be sure, geographic expansion is an attractive feature of the acquisition. While Livemocha does add to Rosetta Stone’s already premier presence in the U.S., its high concentrations of users in China, Russia and South America—particularly Brazil—make it an even more compelling complement to Rosetta Stone’s international footprint. Livemocha’s worldwide community brings vibrant connectivity to Rosetta Stone’s existing hubs in Europe, Asia, Latin America and the Middle East.

“However you view it—geographically, operationally, technologically, culturally—Rosetta Stone and Livemocha are a terrific fit,” said Rosetta Stone CEO Swad. “This acquisition will enable both organizations to grow and deliver value faster and more effectively than either could alone. This is a good deal for our business, a good deal for our customers, and a good deal for language learners all over the world.”

About Rosetta Stone Inc.

Rosetta Stone Inc. provides cutting-edge interactive technology that is changing the way the world learns languages. The company’s proprietary learning techniques—acclaimed for their power to unlock the natural language-learning ability in everyone—are used by schools, businesses, government organizations and millions of individuals around the world. Rosetta Stone offers courses in 30 languages, from the most commonly spoken (like English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). The company was founded in 1992 on the core beliefs that learning to speak a language should be a natural and instinctive process, and that interactive technology can activate the language immersion method powerfully for learners of any age. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Tokyo, Seoul, London, Sao Paulo and Dubai.

Media Contact:

Jonathan Mudd

jmudd@rosettastone.com

571-357-7148

Investor Contact:

Steve Somers, CFA

ssomers@RosettaStone.com

703-387-5876